Exhibit 5.1

December 19, 2003

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285

RE: Registration Statement on Form S-4

Gentlemen:

On or about December 19, 2003, Eli Lilly and Company (the “Company”) will file with the Securities and Exchange Commission its Registration Statement on Form S-4 (“Registration Statement”) relating to shares of common stock, no par value, of the Company (“Common Stock”) that may be issued or transferred by the Company to stockholders of Applied Molecular Evolution, Inc. (“AME”) in connection with the proposed merger of AME into a wholly owned subsidiary of the Company, resulting in AME becoming a wholly owned subsidiary of the Company (the “Merger”).

In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certificates relate.

Upon the basis of the aforementioned examination, with respect to the Company and shares of its Common Stock, I am of the opinion that:

A.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

B.	The shares of Common Stock referred to above are or will be, upon issuance:

(i)	Duly authorized; and

(ii)	Validly issued and outstanding, fully paid and nonassessable upon issuance or transfer to AME

Eli Lilly and Company
Lilly Corporate Center
December 19, 2003

stockholders in accordance with the Agreement and Plan of Merger, dated as of November 21, 2003, by and among the Company, Genesis Merger Sub, Inc., a wholly owned subsidiary of the Company, and AME.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Indiana, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ James B. Lootens
Assistant Secretary and Assistant General Counsel